Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
	(Analysts) Kevin Kalicak	(407) 245-5870
	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS COMPLETES ACQUISITION OF CHEDDAR’S SCRATCH KITCHEN

ORLANDO, Fla., (April 24, 2017) - Darden Restaurants, Inc. (NYSE:DRI) today announced that it has completed the acquisition of Cheddar’s Scratch Kitchen (Cheddar’s) for $780 million in an all-cash transaction from its stockholders including private equity firms L Catterton and Oak Investment Partners. This follows the agreement that was announced on March 27, 2017. The transaction price is subject to customary post-closing adjustments. Darden also paid $10 million for certain Cheddar's transaction-related tax attributes and reimbursed its equityholders for pre-closing capital expenditures on new restaurants under development.

Darden funded the acquisition with the proceeds of a $500 million offering of 3.850% senior notes due 2027, which were issued on April 18, 2017, together with cash on hand.

With the acquisition now complete, Cheddar’s joins Darden’s portfolio of differentiated brands which also includes Olive Garden, LongHorn Steakhouse, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V’s.

Cheddar’s features high-quality, made-from-scratch food at compelling prices in a polished yet warm atmosphere. Today, Cheddar’s has 165 locations, including 140 owned and 25 franchised, across 28 states.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar’s Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V’s. Our people equal our success, and we are proud to employ 165,000 team members in more than 1,600 restaurants. Together, we create memorable experiences for 380 million guests each year in communities across North America.

About L Catterton
L Catterton, formed in 2016 through the partnership of Catterton, LVMH and Groupe Arnault, is the largest consumer-focused private equity firm in the world, operating multiple funds out of seventeen offices across five continents. More information about L Catterton can be found at www.lcatterton.com.

About Oak Investment Partners
As a multi-stage venture capital firm, Oak Investment Partners focuses on high-growth opportunities in the Information Technology, Internet and Consumer, Financial Services Technology, Healthcare Information and Services and Clean Energy sectors. Oak Investment Partners’ goal is to help dynamic companies transform the way business is done.

# # #